Exhibit 10.12

New York, 31 August 2009

Mr. Anthony Williams
6 Hillcrest Lane
Old Greenwich, CT  06880

Dear Tony:

We are pleased to confirm the offer of employment, subject to the condition in paragraph 1, for the position of Managing Director and Chief Operating Officer at Artio Global Investors Inc. (the “Company”), reporting to Richard Pell, the Company’s Managing Director and Chief Executive Officer.  Your office will be located in New York City. This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment.  You will also be subject to the general employment policies of the Company as established from time to time, including those set forth in the Employee Handbook and Code of Ethics.

1.  Term of Employment: Unless terminated earlier as provided below, you shall be employed for a period starting on the date of the closing of initial underwritten public offering of shares of the Company’s Class A common stock (the “Effective Date”), and ending on the third anniversary of the Effective Date.  The initial employment term shall be extended automatically for an additional year on the third anniversary of the Effective Date, and on each additional anniversary thereafter, unless either party gives at least 90 days written notice to the other that it does not wish this Agreement extended.   (The initial employment term and any extended term shall be referred to as the “Employment Term”.) This Agreement will become effective only if and when the Effective Date occurs.  If the Effective Date does not occur on or before November 30, 2009, this Agreement will be

Mr. Anthony Williams
August 31, 2009

null and void.  During the Employment Term, you shall devote your full time and efforts exclusively for the benefit of the Company, unless otherwise agreed in writing.

2.  Base Salary: Your starting base salary will be $280,000.00 per year, payable semi-monthly (equivalent to $11,666.68), subject to required withholding and deductions.  Your salary will be subject to review consistent with the Company’s policies and practices and may be adjusted as deemed appropriate by the Board of Directors of the Company in its sole discretion.

3.  Annual Bonus:  You will be eligible for an annual cash bonus award with respect to each full calendar year during the Employment Term, subject to the terms and conditions of the Company’s annual bonus plan as in effect from time to time.  The amount of any such annual bonus shall be determined in the sole discretion of the Company.  The annual bonus will be payable at the same time that bonuses are generally paid to the Company’s employees.  Except as provided below, bonus payments are not earned until payable.  You must be actively employed by the Company and considered an Employee in Good Standing (as defined in this Agreement) on the date any such annual bonus is paid in order to be eligible to receive any annual bonus payment.

4.  Equity Grant:  You shall receive an initial grant of 202,716 shares1 of restricted Class A common stock of Artio Global Investors Inc. effective as of the Effective Date.  Restrictions with respect to the restricted stock shall lapse in approximately equal installments over a five year period and shall be subject to such other terms, conditions,

1 The number of shares to be awarded to you has been determined assuming that an aggregate of 60,000,000 shares of all classes will be issued in connection with the public offering and related transactions (exclusive of shares issued pursuant to awards under the Stock Incentive Plan).  If the aggregate number of shares issued varies from 60,000,000, the number of shares to be awarded to you will vary proportionately (rounded to the nearest full share).

Mr. Anthony Williams
August 31, 2009

restrictions and exclusions as shall be set forth in the Artio Global Investors Inc. 2009 Stock Incentive Plan (the “Stock Incentive Plan”) and your individual restricted stock agreement, the terms of which documents will supersede any inconsistent provisions in this Agreement.

5.  Other Employee Benefits:  You will no longer be eligible to make further deferrals in the Artio Global Investors Inc. Incentive Award and Special Deferred Compensation Award Program as of the Effective Date.  Except with respect to the foregoing, you will be eligible to participate in the Company’s other employee benefit programs, including the Stock Incentive Plan,  on the same basis as similarly-situated employees of the Company.  The Company may change the terms of the benefit programs offered to its employees from time to time at its sole discretion, and the Company reserves the right to discontinue any such programs at any time.  You will also be reimbursed for ordinary and necessary business and travel expenses, properly documented and reported pursuant to the Company’s policies and practices.

6.  Termination of Employment: Your employment may be terminated by you or by the Company for any reason at any time prior to the end of the Employment Term, provided that you give the Company at least 60 days advance notice of resignation.  The provisions of this paragraph 6 exclusively govern your rights upon the termination of your employment, and any payments and benefits paid to you pursuant to this paragraph shall be the entire severance related payments owed to you, and shall be in lieu of any severance benefits under the Company’s or its affiliates’ severance plans (including without limitation the Artio Global Investors Inc. Severance Pay Plan) and notwithstanding any provisions to the contrary in such plans.

Mr. Anthony Williams
August 31, 2009

(a)  If your employment is terminated for “Cause” as defined below or if you resign for any reason, you will be entitled to your unpaid salary and accrued vacation (“Accrued Benefits”) through the date of your termination, and you will not be entitled to any severance payments.

(b)  If your employment is terminated by the Company without Cause, you will be entitled to: (i) the Accrued Benefits; (ii) continued payment of your base salary for the greater of (x) the balance of the Employment Term, or (y) 12 months; (iii) if the termination of employment occurs after the end of a calendar year but before the payment of annual bonuses in respect of such calendar year, full payment of your annual bonus for such completed year to be paid at the time that such annual bonus would otherwise be paid, and such annual bonus will be determined in the Company’s discretion; (iv) if the termination of employment occurs before the end of a calendar year, a pro-rata bonus payment determined by multiplying the greater of (x) the bonus previously calculated and scheduled to be paid to you with respect to the immediately prior calendar year, or (y) the average of the bonuses paid to you (but with respect to the bonus for the immediately prior calendar year, calculated and scheduled to be paid to you) with respect to the previous three years, times the percentage of the then-current year (calculated in days) during which you were employed prior to your receipt of notice of termination; (v) continued receipt of medical and dental benefits on the same terms applicable to continuing senior executives until the end of the Employment Term or the date you become eligible for coverage under group medical and dental benefits of another employer; and (vi) continued vesting or lapse of restrictions of your initial restricted stock award described in paragraph 4 above

Mr. Anthony Williams
August 31, 2009

through the Employment Term.  The pro-rata bonus payment to be described in subparagraph (iv) shall only be made for the calendar year in which notice of termination is given and not for any remaining period of time of the Employment Term.

(c)  If your employment is terminated as a result of a Change in Control as that term is defined in the Stock Incentive Plan, as amended from time to time, in addition to the payments and benefits set forth in paragraph 6(b), above, all of your unvested awards under the Plan will fully vest (and all restrictions on such awards shall lapse) as of such Change in Control.

(d)  If your employment is terminated due to death or Disability (as defined below), you or your estate or legal representative shall be entitled to receive the Accrued Benefits, and as applicable, the annual bonus or pro-rata bonus described in paragraph 6(b)(iii) and (iv), respectively, above.  In addition, a percentage of awards under the Stock Incentive Plan referred to above, which would have vested (or with respect to which restrictions would have lapsed) in the year of your death, will vest (or will have restrictions lapse), which percentage shall be calculated by dividing the number of days you were employed in that year by 365.

(e)  If the Company elects not to renew this Agreement by providing the notice referred to in paragraph 1, provided you are willing and able to continue to provide services to the Company, and the facts and circumstances indicate that you have had an involuntary separation from service within the meaning of Section 409A (as defined in paragraph 6(e) below), you will be entitled to receive the

Mr. Anthony Williams
August 31, 2009

payments and benefits set forth in paragraph 6(b)(i), (ii), (iii) and (iv), respectively, above.

(f)   If at the time of your termination of employment you are a “specified employee” as defined in Section 409A of Internal Revenue Code of 1986, as amended (“Section 409A”), you will not be entitled to any payments upon such termination of employment until the earlier of (i) the date that is six months after such termination of employment for any reason other than death or (ii) the date of your death.  The preceding sentence will only apply if required to comply with Section 409A.

            7.   Definitions:

(a)  To be considered an “Employee in Good Standing,” you must not be in material violation of this Agreement or any Company policy, must not have engaged in conduct which would constitute Cause (as defined in this Agreement) and have not given a notice of your intent to terminate your employment.

(b)  “Disability” means (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an employer-sponsored accident and health plan covering you; or (iii) you are determined to be totally disabled by the Social Security Administration.

Mr. Anthony Williams
August 31, 2009

(c)  “Cause” shall mean willful failure to follow legitimate directions of your supervisors after both notice and 30 days’ allowance to cure such failure was given; neglect or failure in any material respect to perform or to discharge your duties; gross negligence in the performance of your responsibilities; any act or acts constituting a felony or any crime involving fraud, moral turpitude or misrepresentation, or any violation of securities or other laws, regulations or rules governing the Company’s or its affiliates’ business; any act or omission which in the reasonable judgment of the Company could reasonably be expected to injure the reputation, business or business relationships of the Company or its affiliates; any breach of the policies of the Company and its affiliates with respect to the conduct of its business or the trading of securities; any material breach of any agreement between the Company and you by which you may be bound.

           8. Confidential Information and Intellectual Property:  In order to perform your duties for the Company or its affiliates, you will have access to confidential and proprietary information of the Company, its affiliates, related entities, and third parties doing business with the Company or its affiliates.  You agree that your access to such information is intrinsic to and essential to the success of your employment with the Company.  You further agree that, during your employment with the Company and its affiliates and thereafter, you will not make any unauthorized use or disclosure of Confidential Information (as defined below) to which you had access as a result of your employment with the Company or its affiliates.  Upon separation from employment with the Company, and upon request, during your employment with the Company, you agree to return any and all Confidential Information in whatever form it is maintained.

Mr. Anthony Williams
August 31, 2009

For purposes of this Agreement, “Confidential Information” shall mean any confidential or private information not generally known to the public, including business plans, opportunities, and strategies; marketing and merchandising techniques and plans; information regarding the identity, finances, business, pricing and trading terms, opinions, needs, requirements, desires, demands, or practices of, or charges made to or by, clients or prospective clients of the Company, its affiliates and related entities; information regarding contacts with clients and potential clients; information regarding the identities, skills, qualities, competencies, characteristics, expertise, or experience of the directors, officers, or employees of the Company, its affiliates and related entities; information regarding the compensation practices of, or payments made to or by, the Company, its affiliates and related entities; the contents of communications, oral or written, with, by, or between directors, officers, employees, or agents of the Company, its affiliates and related entities; intellectual property, such as trade secrets, designs, inventions, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, and other works, whether patentable or not.

Nothing in this Agreement, however, shall prohibit you from complying with a court order or other legal obligation to produce information, but you agree to provide the Company notice (to the extent you are permitted to do so), immediately upon becoming aware of any such obligation, or of any subpoena or order, to produce information related to the Company, and to cooperate fully with the Company in obtaining such protection as the Company deems appropriate.

You further agree that all work produced by you while employed by the Company or in connection with your employment with the Company and all associated copyrights and commercial proprietary rights are the exclusive property of the Company.  You will

Mr. Anthony Williams
August 31, 2009

return all such information, in whatever form, to the Company upon separation from employment with the Company for any reason and, during your employment, upon request from the Company.

Any non-disclosure provision in this paragraph does not prohibit or restrict you (or your attorney) from responding to any inquiry, or providing testimony by or before the Securities and Exchange Commission, FINRA (formerly the National Association of Securities Dealers, Inc.), any other self-regulatory organization, or any other federal or state regulatory authority.

9.  Non-Solicitation and Non-Competition:  In consideration of your employment, the payments and benefits to be paid upon the termination of your employment as set forth in paragraph 6, above, and the access to confidential information provided by the Company in order for your to perform your duties, during your employment with the Company and, for a period of 12 months following your separation from employment with the Company, you will not, on your own behalf or on the behalf of others, directly or indirectly, in any geographic area or market where you have been involved with the business of the Company or its affiliates:

(a)  Engage in or perform any services that involve the direct or indirect responsibility for management, in whole or in part, of one or more investment accounts or funds, or a group of investment accounts or funds, including performing any senior management role involving authority over one or more persons performing such investment management services.  This restriction does not include managing your own investment accounts or those of your immediate family.

Mr. Anthony Williams
August 31, 2009

(b)  Solicit or induce any person for the purpose of causing any funds or accounts for which the Company provides investment management services to be withdrawn from the Company or any affiliate.

(c)  Solicit, induce, or influence, or attempt to solicit, induce, or influence, any employee of the Company (other than clerical or secretarial staff) or any affiliate to terminate his or her employment;

(d)  Recruit, hire, or assist in the recruitment or hiring of any employee of the Company or any affiliate by any person, association, or entity not affiliated with the Company; and

(e)  Solicit, induce, or influence, or attempt to solicit, induce, or influence, any client of, or person or entity that is reasonably anticipated in the following six months to become a client of, the Company or an affiliate to reduce business with, or divert business from, the Company or any affiliate.

The restrictions set forth in paragraph (a) above will not apply if, and only if, the Company elects not to renew this Agreement or terminates this Agreement  for any reason other than for Cause as defined above. You agree that these restrictions are reasonable in all respects and necessary to protect the legitimate business interests of the Company and that the payments and benefits in paragraph 6, above, are satisfactory compensation and consideration for such restrictions.  You further agree that any breach of these obligations will result in irreparable harm to the Company.  The Company reserves the right to pursue all remedies available as a result of a breach of these provisions, including, but not limited to, injunctive relief, as appropriate, and damages.

10.  Cooperation and Non-Disparagement:  During your employment with the Company and its affiliates and thereafter, you agree that:

Mr. Anthony Williams
August 31, 2009

•      You will cooperate at the expense of the Company (except that you are not authorized to retain legal counsel without the prior approval of the Company) with any reasonable request from the Company or its authorized representatives in connection with any internal or external investigation, matter before any governmental agency, or legal proceeding; and

•      You will not make any comment or take any action which disparages, defames, or places in a negative light the Company, its affiliates or related entities or their past or present officers, directors or employees.

11.  Dispute Resolution and Jury Waiver:  You and the Company agree that any dispute regarding the terms of this offer, or any aspect of your employment, compensation or the termination of your employment will be decided by a court of competent jurisdiction located in New York County, New York.  You and the Company hereby agree to WAIVE A JURY TRIAL in all actions and proceedings relating to or arising from your employment, including your compensation and the termination of your employment.

12.  Taxes and Withholding:  All payments or benefits provided under this Agreement are subject to any applicable employment or tax withholdings or deductions.  In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement be exempt from, or if not so exempt, comply with, Section 409A and this Agreement shall be interpreted accordingly.  You hereby are advised to seek independent advice from your tax advisor(s) with respect to the application of Section 409A to any payments or benefits under this Agreement.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement.

Mr. Anthony Williams
August 31, 2009

13.  Successors:  You may not assign any rights and obligations created by this Agreement.  The Company, however, may assign this Agreement and all rights and obligations it creates to any successor to the Company’s business.

14.  Construction of Agreement and Controlling Law:  Except as specifically provided for herein, this Agreement shall constitute the entire understanding relating to your employment.  No delay by either party in exercising any rights under this Agreement shall operate as a waiver of such right or any other rights.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited so that they will remain in effect to the extent permissible by law, or the court may substitute, to the extent enforceable, provisions similar thereto so as to provide, to the fullest extent allowed by law, the benefits and protections intended by this Agreement.  This Agreement may not be amended unless any such amendment is made in writing and executed by the Chief Executive Officer of the Company and you.  Subject to its obligations hereunder, the Company and its affiliates reserve the right to amend, modify or terminate any of its or their employment policies, employee benefit plans, incentive compensation arrangements at any time and, thereby, to modify the terms and conditions of employment generally applicable to all employees at any time.  This Agreement shall be governed by the laws of the State of New York, excluding its conflict-of-law principles.

Please acknowledge your acceptance of this Agreement by signing and returning a copy of this Agreement to Barbara Hahn, Head of Human Resources, by September 14, 2009.  By signing below, you also agree to waive any past express or implied contract of employment which might otherwise have arisen during your prior conversations.

Mr. Anthony Williams
August 31, 2009

Consequently, as of the Effective Date, this Agreement supersedes any prior letters or agreements of employment or engagement. It likewise supersedes any prior understandings, conversations or agreements, verbal or in writing, regarding your employment — past and future — with Artio Global Investors Inc., Artio Global Management LLC or any affiliated company, and it constitutes the full understanding between you and the Company.

Very truly yours,

Artio Global Investors Inc.

by:	by:
Richard Pell		Barbara Hahn
Managing Director		Senior Vice President &
Chief Executive Officer		Head of Human Resources
Artio Global Management LLC

Accepted:

Anthony Williams	Date